Exhibit 99.1

Jacqui Krum to succeed Ellen Whittemore as General Counsel at Wynn Resorts

LAS VEGAS, September 27, 2024 — Wynn Resorts, Limited (NASDAQ: WYNN) ("Wynn Resorts" or the "Company") announced today that Jacqui Krum will succeed Ellen Whittemore as General Counsel and Executive Vice President of Wynn Resorts, following Ms. Whittemore’s retirement in early 2025. Ms. Krum is currently General Counsel and Senior Vice President at Wynn Resorts’ Encore Boston Harbor resort, in Everett, Massachusetts.

Ms. Whittemore, who also serves as Secretary for Wynn Resorts, Ltd., has led the Company’s global legal affairs, philanthropy, community relations, government affairs, and sustainability activities since 2018. She has been instrumental in the Company’s efforts to enhance its workplace culture, corporate ethics and governance. She will continue to serve on the Wynn Macau, Ltd Board of Directors and act as a consultant to the Company.

Craig S. Billings, CEO of Wynn Resorts, said, “Ellen Whittemore was, in the truest sense, the right person at the right time to help lead Wynn Resorts through a thicket of litigation and corporate governance changes. Ellen’s track record, including her reputation as a person of the highest integrity, was essential in working with regulators, our Board, and employees during a time of transition and change. Recently, Ellen led the successful effort to resolve key remaining legal and litigation matters overhanging the Company, and I appreciate her hard work on those issues. Ellen devoted her efforts to making us a better company; she succeeded, and we are thankful.”

Jacqui Krum originally joined Wynn Resorts in 2013 to assist with the development of gaming projects in the U.S. and abroad and was a member of the team that won the competitive gaming license bid in the Eastern Massachusetts area for Wynn Resorts. In 2015, she moved from Las Vegas to Boston to become the Senior Vice President and General Counsel at Encore Boston Harbor, helping to lead the opening of that resort in 2019.

Before joining Wynn Resorts, Ms. Krum served as Vice President and General Counsel of the divisions of MGM Resorts International responsible for gaming and nongaming projects globally. She also held a partner position in the Los Angeles office of Glaser, Weil, Fink, Jacobs, Howard & Shapiro, LLP.

Ms. Krum received her Juris Doctor degree from the University of California, Los Angeles, and a Bachelor of Arts degree in political science, international relations, as well as a Bachelor of Arts in cultural anthropology, summa cum laude, from the University of California, Santa Barbara.